Exhibit 10.1

FOURTH AMENDMENT

TO

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this         th day of January, 2015 (the “Fourth Amendment Effective Date”), by and between Silicon Valley Bank (“Bank”), SONIC FOUNDRY, INC., Maryland corporation (“Sonic Foundry”), and SONIC FOUNDRY MEDIA SYSTEMS, INC., a Maryland corporation (“Sonic Systems” and together with Sonic Foundry, jointly and severally, individually and collectively, the “Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement, dated as of June 27, 2011, as amended by that certain First Amendment, dated as of May 31, 2013, as further amended by that certain Second Amendment, dated as of January 10, 2014 and as further amended by that certain Third Amendment, dated as of March 24, 2014 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) add a new term loan facility; (ii) revise the financial covenants and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions of, and in reliance upon, the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.8 (Term Loan 2015). The following new Section 2.1.8 shall be inserted immediately following Section 2.1.7 thereof:

“2.1.8 Term Loan 2015.

(a) Availability. Bank shall make one (1) term loan available to Borrower in an amount up to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Term Loan 2015 Amount”), on the Fourth Amendment Effective Date, subject to the satisfaction of the terms and conditions of this Agreement.

(b) Repayment. Commencing on the first day of the month following the month in which the Funding Date occurs, Borrower shall (i) make monthly payments of interest with respect to the Term Loan 2015, and thereafter, on the first day of each successive calendar month until the Term Loan 2015 is paid in full; and (ii) repay the principal amount of the Term Loan 2015 in thirty-six (36) equal installments of principal, based on a thirty-six (36) month amortization schedule (each payment of principal and/or interest being a “Term Loan 2015 Payment”). Borrower’s final Term Loan 2015 Payment, due on the Term Loan 2015 Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan 2015. Once repaid, the Term Loan 2015 may not be reborrowed.

(c) Prepayment. Borrower may prepay all but not less than all of the Term Loan 2015 prior to the Term Loan 2015 Maturity Date, effective three (3) Business Days after written notice of such prepayment is given to Bank. Notwithstanding any such prepayment, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If such prepayment is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a prepayment fee in an amount equal to (i) if such prepayment occurs after the Fourth Amendment Effective Date but on or prior to the day that is 365 days after the Fourth Amendment Effective Date (the “Term Loan 2015 First Anniversary”), one percent (1.00%) of the principal amount of the Term Loan 2015 (i.e. Twenty Five Thousand Dollars ($25,000)); (ii) if such prepayment occurs after the Term Loan 2015 First Anniversary but on or prior to the day that is 365 days after the Term Loan 2015 First Anniversary (the “Term Loan 2015 Second Anniversary”), one-half of one percent (0.50%) of the principal amount of the Term Loan 2015 (i.e. Twelve Thousand Five Hundred Dollars ($12,500)); and (iii) Zero Dollars ($0.00) if such prepayment occurs after the Term Loan 2015 Second Anniversary; provided that no termination fee shall be charged if the Term Loan 2015 is replaced with a new facility from another division of Silicon Valley Bank. Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall terminate and release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

(d) Use of Proceeds. Proceeds of the Term Loan 2015 shall be utilized (i) to repay in full all of the outstanding principal amount of and accrued and unpaid interest on the Term Loan 2014; (ii) to pay all or a portion of the Permitted Earnout Payments (to the extent otherwise permitted under the Agreement); and (iii) as working capital to fund its general business requirements, and not for personal, family, household or agricultural purposes.”

2.2 Section 2.3(a) (Payment of Interest on the Credit Extensions). Section 2.3(a) is amended in its entirety and replaced with the following:

“(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus three-quarters of one percent (0.75%), which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

(ii) Term Loan 2015. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan 2015 shall accrue interest at a floating per annum rate equal to the greater of the Prime Rate plus two and one-quarter percent (2.25%), which interest shall be payable monthly, in arrears in accordance with Section 2.1.8(b).”

2.3 Section 6.2(a)(i) (Transaction Reports). Section 6.2(a)(i) is amended in its entirety and replaced with the following:

“(i) (A) within fifteen (15) days after the end of each month, and (B) upon each request for an Advance, a Transaction Report;”

2.4 Section 6.3(c) (Collection of Accounts). Section 6.3(c) is amended in its entirety and replaced with the following:

“(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to an account maintained with Bank to be (i) prior to an Event of Default, transferred to an account of Borrower maintained at Bank or, at Borrower’s discretion, applied to reduce the outstanding Obligations under the Revolving Line pursuant to the terms of Section 2.5(b) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, applied pursuant to the terms of Section 9.4 hereof; provided that so long as an Event of Default has not occurred and is not continuing, subject to Section 6.8(a) and Section 6.8(b), Borrower may maintain amounts sent by the applicable Account Debtor in its U.S. Bank Account (which U.S. Bank Account is subject to a Control Agreement in favor of Bank), in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at all times for each such Account Debtor.”

2.5 Section 6.9(a) and Section 6.9(b) (Financial Covenants). Sections 6.9(a) and (b) are amended in their entirety and replaced with the following:

“(a) Adjusted Quick Ratio. Commencing with the monthly compliance period ending December 31, 2014 and thereafter, an Adjusted Quick Ratio, tested with respect to Borrower only, of at least the following as of the last day of each monthly period as indicated below:

Monthly Periods Ending	Minimum Adjusted Quick Ratio
March 31, June 30, September 30 and December 31	1.25:1.00
January 31, February 28, April 30, May 31, July 31, August 31, October 31 and November 30	1.10:1.00

(b) Debt Service Coverage Ratio. Commencing with the quarterly compliance period ended December 31, 2014 and thereafter, measured as of the last day of each fiscal quarter, on a trailing twelve (12) month basis ending as of the date of measurement, maintain a ratio of (x) (i) EBITDA plus (ii) up to Four Hundred Fifty Thousand Dollars ($450,000) of transaction expenses actually incurred during such measurement period by Borrower in connection with the Media Acquisitions, plus (iii) up to Five Hundred Thousand Dollars ($500,000) of expenses actually incurred during such measurement period by Borrower in connection with the Astute Settlement, plus (iv) the net change in Deferred Revenue during such measurement period; divided by (y) Debt Service, of at least the following for the quarterly periods indicated below:

Quarterly Periods Ending	Minimum Debt Service Coverage Ratio
December 31, 2014 and March 31, 2015	1.00:1.00
June 30, 2015	1.25:1.00
September 30, 2015, and each quarterly period ending thereafter	1.50:1.00”

2.6 Section 8.1 (Payment Default). Section 8.1 is amended in its entirety and replaced with the following:

“8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan 2015 Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);”

2.7 Section 12.1 (Termination Prior to Revolving Line Maturity Date). Section 12.1 is amended in its entirety and replaced with the following:

“12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(b). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies all Obligations and Bank’s obligation to make Credit Extensions has terminated. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to Twenty Thousand Dollars ($20,000) (i.e. one-half percent (0.50%) of Four Million Dollars ($4,000,000)); provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.”

2.8 Section 13.1 (Definitions – “Eligible Accounts”). Clause (v) of the definition of “Eligible Accounts” set forth in Section 13.1 is amended in its entirety and replaced with the following:

“(v) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts (fifty percent (50%) for Accounts the Account Debtor for which is Synnex Corporation), for the amounts that exceed that percentage, unless Bank approves in writing;”

2.9 Section 13.1 (Definitions – “Permitted Liens”). Clause (c) of the definition of “Permitted Liens” set forth in Section 13.1 is amended in its entirety and replaced with the following:

“(c) purchase money Liens (including, without limitation, capital lease obligations) securing no more than Eight Hundred Thousand Dollars ($800,000) in the aggregate amount outstanding (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

2.10 Section 13.1 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Credit Extension” is any Advance, Letter of Credit, Term Loan 2015, foreign exchange forward contracts, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit.

“Debt Service” means, for any period of measurement, all regularly scheduled payments of principal and interest of Indebtedness of Borrower and its Subsidiaries, other than Permitted Earnout Payments, determined on a consolidated basis due within the trailing twelve (12) month period ended as of such date of measurement.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation expense, plus (f) other non-cash and non-recurring expenses acceptable to Bank, in its reasonable discretion.

“Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that are owing from (i) Content Bank (Australia), (ii) Comm-Vertrievsgesellschaft (Germany) and (iii) Visionaire (UAE).

“Revolving Line” is an Advance or Advances in an amount not to exceed Four Million Dollars ($4,000,000) outstanding at any time.

“Revolving Line Maturity Date” is January 31, 2017.

2.11 Section 13.1 (Definitions). The following new terms and their respective definitions are hereby inserted in Section 13.1, each in its applicable alphabetical order:

“Astute Settlement” is a settlement agreement by and among Sonic Foundry, Learners Digest International and Astute Technology, LLC, dated on or about June 30, 2014.

“Fourth Amendment Effective Date” is January [        ], 2015.

“Term Loan 2015” is a loan made by Bank pursuant to the terms of Section 2.1.8 hereof:

“Term Loan 2015 Amount” is defined in Section 2.1.8(a).

“Term Loan 2015 Payment” is defined in Section 2.1.8(b).

“Term Loan 2015 Maturity Date” is January 1, 2018.

2.12 Section 13.1 (Definitions). The following terms and their respective definitions are hereby deleted in their entirety from Section 13.1:

“Streamline Period” is, on and after the Second Amendment Effective Date, provided no Default or Event of Default has occurred and is continuing, the period (i) beginning on the first (1st) day of the month following the month in which Borrower has, as of the last day of each of the immediately preceding two (2) Subject Months, maintained an Adjusted Quick Ratio of not less than 1.75:1.00, as determined by Bank, in its sole discretion (the “Streamline Threshold”); and (ii) ending on the earlier to occur of (A) the occurrence of a

Default or an Event of Default; and (B) the first day thereafter in which Borrower fails to maintain the Streamline Threshold, as determined by Bank, in its sole discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Threshold for two (2) consecutive Subject Months, as determined by Bank, in its sole discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior-written notice of Borrower’s intention to enter into any such Streamline Period.

“Term Loan Reserve Amount” is, (i) during a Term Loan Reserve Period, an amount equal to all outstanding amounts under the Term Loan 2014 and (ii) at any other time, Zero Dollars ($0.00).

“Term Loan Reserve Period” is the period commencing on the earlier of (i) the occurrence and continuance of an Event of Default, and (ii) the date that that Borrower reports, or Bank otherwise determines, in its sole discretion, that Borrower has failed to maintain a Debt Service Coverage Ratio greater than or equal to 1.25:1.00 (the “Term Loan Reserve Threshold”) and terminating on the first day of the quarter following the quarter in which Borrower reports that it has maintained the Term Loan Reserve Threshold for the then-prior quarterly period.

2.13 Compliance Certificate. The Compliance Certificate attached as Exhibit C to the Loan Agreement is deleted in its entirety and replaced with Exhibit A attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Waivers. Bank hereby waives Borrower’s existing defaults under the Loan Agreement by virtue of Borrower’s failure to comply with the minimum Adjusted Quick Ratio financial covenant contained in former Section 6.9(a) thereof for the compliance period ended November 30, 2014. Bank’s waiver of Borrower’s compliance of said financial covenant shall apply only to such dates of non-compliance which occurred prior to the date hereof. Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Amendment shall be deemed or otherwise construed as a waiver by Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect, or updated copies have otherwise been delivered to Bank in connection with the execution of this Amendment;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Ratification of Intellectual Property Security Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each Intellectual Property Security Agreement, each dated as of June 16, 2008 between each respective Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreements (a) contain an accurate and complete listing of all respective Intellectual Property Collateral, as defined in such Intellectual Property Security Agreement, and (b) shall remain in full force and effect.

7. No Defenses of Borrower. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

8. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) updated Secretary’s Corporate Borrowing Certificates for each Borrower (with updated attachments, if necessary), (c) Certificates of Good Standing and Foreign Qualification, as applicable, (d) updated evidence of insurance, in form and substance acceptable to Bank, (e) payment by Borrower of (i) a non-refundable Term Loan 2015 commitment fee in an amount equal to Twenty Thousand Dollars ($20,000) and (ii) an non-refundable amendment fee equal to Five Thousand Dollars ($5,000), which commitment fee and amendment fee shall be fully-earned when paid, and (f) payment of Bank’s legal fees and expenses incurred in connection with the existing Loan Documents and this Amendment.

11. Post-Closing Matters. (i) On or before June 16, 2015, Borrower shall pay to Bank a fully earned, non-refundable Revolving Line anniversary fee in an amount equal to Twenty Six Thousand Six Hundred Sixty Seven Dollars ($26,667); and (ii) on or before June 16, 2016, Borrower shall pay to Bank an additional fully earned, non-refundable Revolving Line anniversary fee in an amount equal to Twenty Six Thousand Six Hundred Sixty Seven Dollars ($26,667).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By	/s/ Tom Hertzberg
Name:	Tom Hertzberg
Title:	Vice President

BORROWER

SONIC FOUNDRY, INC.

By	/s/ Ken Minor
Name:	Ken Minor
Title:	CFO

SONIC FOUNDRY MEDIA SYSTEMS, INC.

By	/s/ Ken Minor
Name:	Ken Minor
Title:	CFO

Exhibit A to Fourth Amendment

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	SONIC FOUNDRY, INC.
SONIC FOUNDRY MEDIA SYSTEMS, INC.

The undersigned authorized officer of SONIC FOUNDRY, INC. and SONIC FOUNDRY MEDIA SYSTEMS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending             with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings	Monthly within 15 days	Yes No

Transaction Reports	Monthly within 15 days and with each request for a Credit Extension	Yes No

Projections	Within fifteen (15) following approval by the Borrower’s board of directors, and in any event within fifteen (15) days after the end of each fiscal year of Borrower, and as amended and/or updated	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual		Complies
Maintain as indicated:
Minimum Adjusted Quick Ratio (monthly)	[1.10][1.25] :1.00		_____:1.0	Yes No
Minimum Debt Service Coverage Ratio (quarterly)	*		_____:1.0	Yes No
Maximum Subsidiary Indebtedness (at all times)	<$500,000	$		Yes No

*	See Section 6.9(b)

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

SONIC FOUNDRY, INC. SONIC FOUNDRY MEDIA SYSTEMS, INC.	BANK USE ONLY
Received by:
AUTHORIZED SIGNER

By:	Date:
Name:
Title:	Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Adjusted Quick Ratio (Section 6.9(a))

Required: Commencing with the monthly compliance period ending December 31, 2014 and thereafter, an Adjusted Quick Ratio, tested with respect to Borrower only, of at least the following as of the last day of each monthly period as indicated below:

Monthly Periods Ending	Minimum Adjusted Quick Ratio
March 31, June 30, September 30 and December 31	1.25:1.00
January 31, February 28, April 30, May 31, July 31, August 31, October 31 and November 30	1.10:1.00

Actual:

A.	Aggregate value of Borrower’s unrestricted cash at Bank	$

B.	Aggregate value of the net billed accounts receivable of Borrower	$

C.	Quick Assets (the sum of lines A plus B)	$

D.	Aggregate value of Obligations to Bank	$

E.	Without duplication, aggregate value of liabilities of Borrower (including all Indebtedness) that matures within one (1) year	$

F.	Current Liabilities (the sum of lines D plus line E)	$

G.	The current portion of Subordinated Debt to the extent included in the definition of Current Liabilities	$

H.	Current portion of Deferred Revenue	$

I.	Adjusted Current Liabilities (line F minus line G minus line H).	$

J.	Adjusted Quick Ratio (line C divided by line I), expressed as a ratio	:1.00

Is line J equal to or greater than                      :1:00?

                     No, not in compliance                                                                                                    Yes, in compliance

II. Debt Service Coverage Ratio (Section 6.9(b))

Required: Commencing with the quarterly compliance period ended December 31, 2014 and thereafter, measured as of the last day of each fiscal quarter, on a trailing twelve (12) month basis ending as of the date of measurement, maintain a ratio of (x) (i) EBITDA plus (ii) up to Four Hundred Fifty Thousand Dollars ($450,000) of transaction expenses actually incurred during such measurement period by Borrower in connection with the Media Acquisitions, plus (iii) up to Five Hundred Thousand Dollars ($500,000) of expenses actually incurred during such measurement period by Borrower in connection with the Astute Settlement, plus (iv) the net change in Deferred Revenue during such measurement period; divided by (y) Debt Service, of at least the following for the quarterly periods indicated below:

Quarterly Periods Ending	Minimum Debt Service Coverage Ratio
December 31, 2014 and March 31, 2015	1.00:1.00
June 30, 2015	1.25:1.00
September 30, 2015, and each quarterly period ending thereafter	1.50:1.00

Actual: All amounts measured on a trailing twelve (12) month basis

A.	EBITDA	$

B.	Up to Four Hundred Fifty Thousand Dollars ($450,000) of transaction expenses actually incurred by Borrower in connection with the Media Acquisitions	$

C.	Up to Five Hundred Thousand Dollars ($500,000) of expenses actually incurred during such measurement period by Borrower in connection with the Astute Settlement	$

D.	The net change in Deferred Revenue	$

E.	all regularly scheduled payments of principal and interest of Indebtedness of Borrower and its Subsidiaries, other than Permitted Earnout Payments, determined on a consolidated basis, due within the trailing twelve (12) month period ended as of such date of measurement.	$

F.	Debt Service Coverage Ratio ((i) the sum of lines A through D; divided by (ii)_line E)	:1.00

Is line F equal to or greater than 1.50:1.00?

                     No, not in compliance.                                                                                                    Yes, in compliance.